EXHIBIT 99.1

Berkshire Bank Expands Partnership with FinTech Narmi
Partnership will Propel Berkshire Bank to the Forefront of Digital Banking Experience
BOSTON- MARCH 28, 2022- Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a socially responsible community-dedicated bank with branch locations in New England and New York, announced that it has expanded its partnership with the leading financial technology firm Narmi, completing a major milestone in its digital plan as part of Berkshire’s Exciting Strategic Transformation (BEST). This new collaboration will propel Berkshire Bank to the forefront with an industry-leading digital banking experience for consumers and small businesses. The best-in-class solution will make banking with Berkshire Bank easier and faster, with a new mobile app and online banking site, which Berkshire expects to launch early next year.

“Our deepened engagement with Narmi, a like-minded strategic partner, to provide digital solutions to our consumer and small business clients will accelerate our journey towards becoming a high-performing, leading socially responsible community bank in New England and beyond,” stated Nitin Mhatre, Berkshire Bank CEO.  “Enhancing our customers’ experience is a key tenet of BEST and we believe partnering with Best-in-Class FinTechs is one of the most cost-effective ways for a community bank to stay competitive while delivering the exceptional digital experience our customers want.”

Berkshire’s new industry leading consumer and small business mobile app and online banking sites, powered by Narmi, will allow Berkshire customers and bankers to see the totality of a banking relationship in a single dashboard across all digital platforms. Improvements will include cutting-edge functionalities like personalization, savings tools, self-service capabilities, and apps to support seamless money transfers and financial planning.  Ultimately the new digital solutions will be one of the most significant drivers in helping Berkshire deliver on its DigiTouchSM strategy, which makes banking available when, where and how customers want it by delivering both the invaluable human touch connection through extraordinary personal service and the convenience of user-friendly digital technology through leading FinTech partnerships.

“Finalizing our expanded partnership with Narmi is the culmination of years of planning, countless hours of work by bankers throughout the company and is consistent with our technology roadmap,” stated Sean Gray, Chief Operating Officer of Berkshire. “Through this partnership, Berkshire Bank positions itself well to ensure its ability to keep pace with the speed of digital adoption while providing our customers with differentiated digital solutions.”

“As a forward-thinking, cloud-based FinTech, Narmi will serve as a springboard for innovation at Berkshire, as we chart a path forward towards becoming a tech-forward Community Bank,” added Sumant Pustake, Chief Transformation & Strategy Officer. “Our partnership with Narmi accelerates our BEST digitization roadmap, enhances the customer and banker experience and drives efficiencies throughout the organization.”

New York City-based Narmi builds enterprise solutions across consumer digital banking, business banking and digital account opening. Specializing in transforming financial institutions into leading digital organizations, Narmi was recently named in Bank Director’s 2021 Best of FinXTech Awards as best solution for customer experience. By working with Narmi, Berkshire cements its digital first growth strategy.

“Narmi is thrilled to partner with Berkshire – a top 150 bank – who understands that putting digital at the forefront of any growth strategy is the most important lever a financial institution has today. By adopting Narmi’s digital banking platform for businesses and consumers, we build on the success we’ve already seen with Berkshire’s digital account opening platform which is also provided by Narmi. Collectively, these digital experiences will ensure Berkshire can grow with tremendous scale for years to come, all while putting the customer first,” said Nikhil Lakhanpal, Co-Founder of Narmi.

Berkshire Bank previously worked with Narmi to upgrade its consumer online account opening experience reducing the time needed to open an account to just over two minutes. By expanding this partnership, new customers will now be able to seamlessly enter digital banking platforms within seconds after opening their account.

#  #  #
ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services.

Headquartered in Boston, Berkshire has approximately $11.6 billion in assets and operates 105 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

ABOUT NARMI
Narmi is a financial technology company that builds enterprise solutions across consumer digital banking, business banking and digital account opening. Financial institutions work with Narmi to be leading digital organizations, go to market faster with industry-leading functionality and better compete with Mega-Banks, Challenger Banks, and FinTech companies. With a particular focus on openness, Narmi’s open framework allows financial institutions to build their own extensions and features onto the base platform to cater to their needs. Today, Narmi powers financial institutions with billions of dollars of assets and helps move millions of dollars between financial institutions on a daily basis. To learn more about Narmi, visit: www.narmi.com.

FORWARD-LOOKING STATEMENTS
This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange

Commission and available on the SEC's website at www.sec.gov. Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

BERKSHIRE MEDIA CONTACT
Alicia Jacobs, AVP Public Relations Officer
Email: communications@berkshirebank.com

BERKSHIRE INVESTOR RELATIONS CONTACTS
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

NARMI MEDIA CONTACT:
Audrey Song, Product Marketing
audrey@narmi.com